Exhibit 10.13.1

FIRST AMENDMENT TO THE

AGREEMENT OF

GEORGE BOYADJIEFF

This First Amendment (“Amendment”) to the Agreement between Varco International, Inc., a Delaware corporation (“Varco”), and George Boyadjieff (the “Executive”) dated as of November 29, 2002 (the “Agreement”), effective as of December 19, 2003.

Capitalized terms used in this Amendment shall have the meanings assigned to them in the Agreement.

RECITALS

WHEREAS, the Agreement provides that the employment of the executive shall terminate on December 31, 2004; and

WHEREAS, the Executive and Varco desire to extend the term of the Executive’s employment under the Agreement until February 28, 2005.

NOW, THEREFORE, in consideration of the foregoing premises and mutual agreements set forth in the Agreement and this Amendment, the parties hereto agree as follows:

AMENDMENT

A.	Section 1. of the Agreement is hereby deleted and restated in its entirety as follows:

“1. Term of Agreement.

This Agreement shall commence on the Effective Date and shall continue, in effect, unless terminated earlier as otherwise set forth herein through February 28, 2005 (except for Sections 2E and 2F, which shall continue through the end of the respective periods described therein, Section 7, which shall continue in perpetuity and Section 8, which shall remain in effect until February 28, 2007.)”

B.	Section 5.A. of the Agreement is hereby deleted and restated in its entirety as follows:

“A. Term. Unless terminated earlier pursuant to this Agreement, Executive’s employment shall terminate February 28, 2005.”

C.	All other references to “December 31, 2004” in the Agreement shall be replaced and restated with “February 28, 2005.

D.	Except as expressly amended hereby, the Agreement remains in full force and effect in accordance with its terms.

E.	No provision of this Amendment may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and an executive officer of Varco (excluding the Executive). No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision, of this Amendment to be performed by such other party shall be deemed a waiver or similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof, have been made by either party which are not expressly set forth in this Amendment. The validity, interpretation, construction and performance of this Amendment shall be governed by the laws of the State of Texas.

F.	Any dispute or controversy arising under or in connection with this Amendment shall be settled exclusively by arbitration in Harris County, Texas in accordance with the rules of the American Arbitration Association then in effect and judgment may be entered on the arbitrator’s award in any court having jurisdiction thereof. Any such arbitration shall be before three (3) arbitrators, one (1) each appointed by the parties and one (1) appointed by those two arbitrators.

G.	The invalidity or unenforceability of any provision of this Amendment shall not affect the validity or enforceability of any other provision of this Amendment or the Agreement, which shall remain in full force and effect.

H.	This Amendment may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Agreement to be duly executed as of the day and year first above written.

VARCO INTERNATIONAL, INC.,
a Delaware corporation

By:
Name:
Title:

George Boyadjieff